CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Limited Term California Municipal Fund:

We consent to the use of our report dated September 17, 2012, with respect to the financial statements and financial highlights of Oppenheimer Limited Term California Municipal Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                     /s/KPMG LLP
                         KPMG LLP

Denver, Colorado

November 26, 2012